CONSENT AND SECOND AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This CONSENT AND SECOND AMENDMENT, dated as of August 1, 2017 (this “Amendment”), is to the Fifth Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”), dated as of May 1, 2015 among PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Company”), various financial institutions party thereto (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as agent for the Lenders (the “Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).

WHEREAS, in accordance with the allowance of Subordinated Debt under Section 9.7(e)(ii) of the Credit Agreement, the Company intends to offer and sell up to $300,000,000 of senior subordinated notes due 2020 (the “Proposed Notes”) on the terms contained in the draft Description of Notes dated July 31, 2017 to be contained in the Prospectus Supplement of the Company relating to the Proposed Notes which has been made available to the Agent and the Lenders (the “Description of Notes”) in a registered offering (the “Proposed Offering”);

WHEREAS, the Agent and the Lenders have agreed to consent to the Proposed Offering as set forth herein; and

WHEREAS, the parties hereto also desire to amend the Credit Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1 CONSENT.

1.1 The Agent and the Lenders hereby consent to the Proposed Offering of the Proposed Notes on the terms and conditions of the Description of Notes and approve the subordination terms, payment terms, covenants, pricing and other terms of the Proposed Notes as set forth in the Description of Notes, subject to the following:

(a) the Agent and the Lenders reserve the right to approve the final indenture, notes and guarantees (each as defined in the Description of Notes) relating to the Proposed Notes and the Proposed Offering (with the understanding that the Agent and the Lenders acknowledge that the events of default described in the section of the Description of Notes entitled “Events of Default” are hereby approved and consented to by the Agent and the Lenders and that any terms contained in the final indenture, notes and guarantees that conform in substance to the descriptions of such terms in the Description of Notes are hereby approved and consented to by the Agent and the Lenders);

(b) the Proposed Notes must be issued and sold by the Company no later than August 31, 2017; and

(c) no Event of Default or Unmatured Event of Default shall have occurred or be continuing at the time of the closing of, or would result from, the Proposed Offering and no default shall exist or be caused by the issuance of the Proposed Notes under the Indenture, dated as of August 28, 2012, and the Indenture and First Supplemental Indenture, dated as of November 21, 2014, among the Company, various of the Company’s subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (and the Lenders shall have received evidence thereof in form and substance reasonably satisfactory to them).

1.2 The Agent and the Lenders hereby acknowledge that the Company may repurchase and/or redeem any or all of the outstanding Subordinated Notes with the proceeds of the Proposed Notes so long as the requirements of clause (ii) of the proviso to Section 9.9 of the Credit Agreement are met.

1.3 This consent in this Section is limited expressly to its terms and shall not constitute a course of dealing with the Lenders or the Agent at variance with the Credit Agreement or any other Loan Documents or be construed to consent to, or waive, any breach or noncompliance with the Credit Agreement or any other Loan Document not specifically set forth above.

SECTION 2 AMENDMENTS. Effective on the Amendment Effective Date (defined below), the Credit Agreement shall be amended as follows:
2.1 Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “Subordinated Notes” in its entirety to read as follows:

Subordinated Notes means (i) the 5.75% Senior Subordinated Notes due 2022 of the Company (and related guarantees) in the aggregate principal amount of $550,000,000, (ii) the 5.375% Senior Subordinated Notes due 2024 of the Company (and related guarantees) in the aggregate principal amount of $300,000,000, (iii) the 5.5% Senior Subordinated Notes due 2026 of the Company (and related guarantees) in the aggregate principal amount of $500,000,000, and (iv) the Senior Subordinated Notes due 2020 of the Company (and related guarantees) in the aggregate principal amount of up to $300,000,000.

2.2 Section 9.7 shall be amended by amending and restating clause (j) thereof in its entirety to read as follows:

(j) other Debt, in addition to the Debt listed above, of the Company and its Domestic Subsidiaries in an aggregate amount not at any time exceeding $100,000,000;

2.3 Section 9.7 shall be further amended by amending and restating clause (o) thereof in its entirety to read as follows:

(o) Real Estate Debt, provided that the aggregate outstanding principal amount of all Real Estate Debt of the Company and its Subsidiaries shall not exceed $350,000,000 at any time;

2.4 Schedule 9.7 shall be amended by amending and restating entries 5 and 9 thereof in their entireties to read as follows:

5.Obligations under the AUD$50.5 million working capital loan agreement and related guaranties, dated as of December 20, 2013, between the Company’s Australian subsidiaries, and Mercedes-Benz Financial Services Australia Ptv Ltd. as amended.

9.Letters of credit not to exceed $40 million.

SECTION 3 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that:  (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or

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will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 4 CONDITIONS TO EFFECTIVENESS.  This Amendment shall become effective as of the date when the following conditions precedent have been satisfied, each in form and substance satisfactory to the Agent (the “Amendment Effective Date”):

4.1 Amendment.  The Agent shall have received a counterpart of this Amendment duly executed by the Company and the Required Lenders (or, in the case of any party other than the Company from which the Agent has not received a counterpart hereof, facsimile confirmation of the execution of a counterpart hereof by such party).

4.2 No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the transactions contemplated by this Amendment.

4.3 Representations.  The representations and warranties of the Company and each Subsidiary set forth in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

SECTION 5 MISCELLANEOUS.

5.1 Continuing Effectiveness, etc.  As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

5.2 Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

5.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

5.4 Severability of Provisions.  In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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5.5 Section Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Credit Agreement or any provision hereof or thereof.

5.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

5.7 Successors and Assigns.  This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

5.8 Loan Document. This Amendment is a Loan Document.

[Signatures Immediately Follow]

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Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC., as Company

By: /s/ J.D. Carlson
Name: J.D. Carlson
Title: EVP & CFO

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent and as a Lender

By: /s/ Michele Nowak
Name: Michele Nowak
Title: Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION, as a Lender

By: /s/ Willemien Steensma
Name: Willemien Steensma
Title: National Accounts Manager

Signature Page to Consent and Second Amendment